Exhibit 99.1

October 21, 2022

Liberty TripAdvisor Holdings, Inc. Announces Annual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor”) (Nasdaq: LTRPA, LTRPB) will be holding its annual Investor Meeting on Thursday, November 17, 2022, which will occur concurrent with the annual Investor Meeting of Liberty Media Corporation (“Liberty Media”). Presentations related to Liberty Media and Qurate Retail will begin at approximately 9:00am E.T. and presentations related to Liberty Broadband and Liberty TripAdvisor Holdings will begin at approximately 12:30pm E.T. During its annual Investor Meeting, observations may be made regarding Liberty TripAdvisor’s financial performance and outlook, as well as other forward looking matters.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration and livestream information is available on the Liberty TripAdvisor website and at http://timesevents.nytimes.com/LibertyMedia2022InvestorDay. Please note that all in-person attendees must be fully vaccinated against COVID-19 and show proof of vaccination upon arrival.

After the presentations, Greg Maffei, Chairman, President and Chief Executive Officer of Liberty TripAdvisor, will host a Q&A session. In-person attendees will be able to ask questions live, or interested parties are able to submit questions in advance by emailing investorday@libertymedia.com with the subject “Investor Day Question” by 5:00 p.m. E.T. on Friday, November 11, 2022.

An archive of the webcast of the Investor Meeting will also be available on https://www.libertytripadvisorholdings.com/investors/news-events/ir-calendar after appropriate filings have been made with the SEC.

Companies presenting at the annual Investor Meetings include:

●	Morning Presentations Beginning 9:00am E.T.
o	Liberty Media
◾	Atlanta Braves
◾	Formula 1
◾	Live Nation Entertainment, Inc.
◾	Sirius XM Holdings Inc.
o	Qurate Retail, Inc.
●	Afternoon Presentations Beginning 12:30pm E.T.
o	Liberty TripAdvisor Holdings, Inc.
◾	Tripadvisor, Inc.
o	Liberty Broadband Corporation
◾	Charter Communications, Inc.
◾	GCI
●	Q&A Session

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc. (Nasdaq: LTRPA, LTRPB) consists of its subsidiary Tripadvisor. Tripadvisor is the world's largest travel platform, aggregating reviews and opinions from its community of travelers about accommodations, restaurants, experiences, airlines and cruises throughout the world.

Liberty TripAdvisor Holdings, Inc.
Courtnee Chun, 720-875-5420

Source: Liberty TripAdvisor Holdings, Inc.